Exhibit 10.37

LEASE

BY AND BETWEEN

ROTUNDA PARTNERS II,
a California limited liability company

as Landlord

and

SCIENTIFIC LEARNING CORPORATION,
a Delaware corporation

as Tenant

October 1, 2003 (for reference purposes only)

300 Frank H. Ogawa Plaza

Oakland, CA

TABLE OF CONTENTS

PAGE

ARTICLE 1	REFERENCE	1
1.1	References	1
ARTICLE 2	LEASED PREMISES, TERM AND POSSESSION	3
2.1	Demise Of Leased Premises	3
2.2	Parking; Right To Use Outside Areas	4
2.3	Commencement Date And Lease Term	4
2.4	Delivery Of Possession	4
2.5	Acceptance Of Possession	4
2.6	Surrender Of Possession	4
ARTICLE 3	RENT, LATE CHARGES AND SECURITY DEPOSITS	5
3.1	Base Monthly Rent	5
3.2	Additional Rent	5
3.3	Landlord’s Termination Right or Rent Adjustment	5
3.4	Late Charge, And Interest On Rent In Default	6
3.5	Payment Of Rent	6
3.6	Rental Sharing	6
3.7	Security Deposit	6
ARTICLE 4	USE OF LEASED PREMISES AND OUTSIDE AREA	7
4.1	Permitted Use	7
4.2	General Limitations On Use	7
4.3	Trash Disposal	7
4.4	Signs	8
4.5	Compliance With Laws	8
4.6	Compliance With Insurance Requirements	8
4.7	Landlord’s Right To Enter	8
4.8	Environmental Protection	8
4.9	Reservations	9
ARTICLE 5	REPAIRS, MAINTENANCE, SERVICES AND UTILITIES	10
5.1	Repair And Maintenance	10
	(a) Tenant’s Obligations	10
	(b) Landlord’s Obligation	10
5.2	Utilities	10
5.3	Security	10
5.4	Janitorial	10

i

TABLE OF CONTENTS (CONTINUED)

PAGE

5.5	Energy And Resource Consumption	10
5.6	Limitation Of Landlord’s Liability	10
ARTICLE 6	ALTERATIONS AND IMPROVEMENTS	11
6.1	By Tenant	11
6.2	Ownership Of Improvements	11
6.3	Alterations Required By Law	12
6.4	Liens	12
ARTICLE 7	ASSIGNMENT AND SUBLETTING BY TENANT	12
7.1	By Tenant	12
7.2	Merger, Reorganization, or Sale of Assets	13
7.3	Landlord’s Election	13
7.4	Assignment Consideration And Excess Rentals Defined	14
7.5	Payments	14
7.6	Effect Of Landlord’s Consent	14
ARTICLE 8	LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY	14
8.1	Limitation On Landlord’s Liability And Release	14
8.2	Tenant’s Indemnification Of Landlord	15
ARTICLE 9	INSURANCE	15
9.1	Tenant’s Insurance	15
9.2	Landlord’s Insurance	16
9.3	Mutual Waiver Of Subrogation	17
ARTICLE 10	DAMAGE TO LEASED PREMISES	17
10.1	Landlord’s Duty To Restore	17
10.2	Insurance Proceeds	17
10.3	Landlord’s Right To Terminate	18
10.4	Tenant’s Right To Terminate	18
10.5	Tenant’s Waiver	18
10.6	Abatement Of Rent	18
ARTICLE 11	CONDEMNATION	19
11.1	Tenant’s Right To Terminate	19
11.2	Landlord’s Right To Terminate	19
11.3	Restoration	19
11.4	Temporary Taking	19
11.5	Division Of Condemnation Award	19

ii

TABLE OF CONTENTS (CONTINUED)

PAGE

11.6	Abatement Of Rent	19
11.7	Taking Defined	20
ARTICLE 12	DEFAULT AND REMEDIES	20
12.1	Events Of Tenant’s Default	20
12.2	Landlord’s Remedies	21
12.3	Landlord’s Default And Tenant’s Remedies	22
12.4	Limitation Of Tenant’s Recourse	22
12.5	Tenant’s Waiver	22
ARTICLE 13	GENERAL PROVISIONS	23
13.1	Taxes On Tenant’s Property	23
13.2	Holding Over	23
13.3	Subordination To Mortgages	23
13.4	Tenant’s Attornment Upon Foreclosure	24
13.5	Mortgagee Protection	24
13.6	Estoppel Certificate	24
13.7	Tenant’s Financial Information	24
13.8	Transfer By Landlord	24
13.9	Force Majeure	25
13.10	Notices	25
13.11	Attorneys’ Fees	25
13.12	Definitions	26
	(a) Intentionally Deleted	26
	(b) Intentionally Deleted	26
	(c) Intentionally Deleted	26
	(d) Intentionally Deleted	26
	(e) Law	26
	(f) Lender	26
	(g) Private Restrictions	26
	(h) Rent	26
13.13	General Waivers	26
13.14	Miscellaneous	26
ARTICLE 14	CORPORATE AUTHORITY BROKERS AND ENTIRE AGREEMENT	27
14.1	Corporate Authority	27
14.2	Brokerage Commissions	27

iii

TABLE OF CONTENTS (CONTINUED)

PAGE

14.3	Entire Agreement	27
14.4	Landlord’s Representations	27
ARTICLE 15	OPTIONS TO EXTEND	27
15.1	Options	27
15.2	Fair Market Rent	28
15.3	Determination	28
15.4	Arbitration	28
15.5	Improvement Allowance	29
ARTICLE 16	RIGHT OF FIRST REFUSAL	29
16.1	Right of First Refusal	29
16.2	Intentionally Deleted	30
16.3	Intentionally Deleted	30
16.4	Intentionally Deleted	30
ARTICLE 17	INTENTIONALLY DELETED	30
17.1	Intentionally Deleted	30

Exhibit A	Lease Termination Agreement
Exhibit B	Site Plan
Exhibit B-1	Leased Premises Location
Exhibit C	Intentionally Deleted
Exhibit D	Commencement Date Certificate
Exhibit E	Form of Estoppel Certificate

iv

LEASE

        THIS LEASE, dated October 1, 2003 for reference purposes only, is made by and between ROTUNDA PARTNERS II, a California limited liability company (“Landlord”) and SCIENTIFIC LEARNING CORPORATION, a Delaware corporation (“Tenant”), to be effective and binding upon the parties as of October 1, 2003 (the “Effective Date of this Lease”), conditioned upon the full execution and delivery of the Termination Agreement attached here to as Exhibit A.

        WHEREAS, Landlord and Tenant entered into that certain Lease dated as of March 20, 2000 (the “Original Lease”) for space in the building located at 300 Frank H. Ogawa Plaza., Oakland, CA and described as the interior space on the fifth (5th) and sixth (6th) floors and the seventh (7th) floor penthouse consisting of approximately 69,483 rentable square feet (the “Original Premises”).

        WHEREAS, Landlord and Tenant have agreed to concurrently terminate the Original Lease and enter into this Lease, for the purpose of changing the location of the Leased Premises, extending the Lease Term, changing the rental rate, providing for Tenant’s right of first refusal and making such other arrangements as are more expressly set forth in this Lease.

ARTICLE 1

REFERENCE

1.1 References. All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

Tenant’s Address for Notice:	Prior to the Commencement Date: Scientific Learning Corporation 300 Frank H. Ogawa Plaza, Suite 500 Oakland, CA 94612 After the Commencement Date: At the Leased Premises

Tenant’s Representative:	General Counsel

Landlord’s Address for Notices:	300 Frank H. Ogawa Plaza, Suite 340 Oakland, CA 94612

Landlord’s Representative: Email address: Phone Number: Fax Number:	Rotunda Partners, Attention Len Epstein kate@leaseoakland.com (510) 268-8500 (510) 834-5380

1

Intended Delivery Date:	October 1, 2003

Intended Commencement Date:	October 1, 2003

Lease Term:	From October 1, 2003 through December 31, 2013

Lease Expiration Date:	December 31, 2013, unless earlier terminated in accordance with the terms of this Lease, or extended by Tenant pursuant to Article 15.

Options to Renew:	Two (2) option(s) to renew, each for a term of five (5) years at 95% of Fair Market Value.

First Month’s Rent:	Payable on October 1, 2003

Tenant’s Security Deposit:	$900,000, ($300,000 of which was deposited with Landlord under the Original Lease, and $600,000 of which shall be deposited with Landlord concurrently with the execution of this Lease)

Late Charge Amount:	Three Percent (3%) of the Delinquent Amount

Tenant’s Required Liability Coverage:	$2,000,000 Combined Single Limit

Tenant’s Broker:	___none_________________________

Landlord’s Broker:	___none_________________________

Property:	That certain real property situated in the City of Oakland, State of California, improved with one building, which real property is shown on the Site Plan attached hereto as Exhibit “B” and is commonly known as or otherwise described as the Rotunda Building.

Building:	That certain building on the Property in which the Leased Premises are located commonly known as 300 Frank H. Ogawa Plaza, Oakland, CA (the “Building”), which Building is shown outlined on Exhibit “B” hereto. The Building contains 242,031 square feet.

Outside Areas:	The “Outside Areas” shall mean all areas which are located outside of and contiguous to the Building, as shown the Site Plan attached as Exhibit B, such as pedestrian walkways, parking areas, landscaped area, open areas and enclosed trash disposal areas.

Parking Area:	The “Parking Area” shall mean all areas marked as such on the Site Plan attached as Exhibit B.

Leased Premises:	The “Leased Premises” shall mean the space on the sixth (6th) floor and the seventh (7th) penthouse floor of the Building, to consist of approximately 30,483 rentable square feet in the location shown on the attached Exhibit B-1, entitled “Leased Premises Location”.

2

Original Build-out Space	n/a

Tenant’s Parking Spaces	40 Spaces

Tenant’s Percentage Share:	n/a

Base Year:	n/a

Base Monthly Rent:	The term “Base Monthly Rent for the Leased Premises shall mean the following:

Period Oct 1, 2003 - Dec 31, 2008	Monthly Amount $2.57 per rentable sq. ft.

Jan 1, 2009 - Dec 31, 2009	$2.69 per rentable sq. ft.

Jan 1, 2010 - Dec 31, 2010	$2.82 per rentable sq. ft.

Jan 1, 2011 - Dec 31, 2011	$2.95 per rentable sq. ft.

Jan 1, 2012 - Dec 31, 2012	$3.09 per rentable sq. ft.

Jan 1, 2013 - Dec 31, 2013	$3.23 per rentable sq. ft.

Permitted Use:	General Office, research and development, marketing, sales and other related lawful uses.

Exhibits:	The term “Exhibits” shall mean the Exhibits of this Lease which are described as follows:

Exhibit “A” - Termination Agreement.

Exhibit “B” - Site Plan showing the Property, the Outside Areas, the Parking Area and delineating the Building in which the Leased Premises are to be located.

Exhibit “B-1” - Map showing the Leased Premises Location

Exhibit “C” - Deleted

Exhibit “D” - Commencement Date Certificate

Exhibit “E” - Form of Tenant Estoppel Certificate

ARTICLE 2

LEASED PREMISES, TERM AND POSSESSION

2.1 Demise Of Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises, reserving and excepting to Landlord the right to sixty-five percent (65%) of all assignment consideration and excess rentals as provided in Article 7 below. Tenant’s lease of the Leased Premises, together with the appurtenant right to use the Outside Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, and (ii) all Laws governing the use of the Leased Premises and the Property.

2.2 Parking; Right To Use Outside Areas. As an appurtenant right to Tenant’s right to the use and occupancy of the Leased Premises, Tenant shall have the right to use the Outside Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designated and intended and for no other purposes whatsoever. Tenant’s right to so use the Outside Areas shall be subject to the limitations on such use as set forth in Article 1 and shall terminate concurrently with any termination of this Lease. Subject to the agreement between the City of Oakland and the Landlord with respect to the parking lot, Tenant shall have the nonexclusive right to use 40 parking spaces located in the Parking Area or in the Dalziel Building (located on Frank H. Ogawa Plaza), at the prevailing rate which with respect to the Parking Area is currently (and shall be for the first twelve months of the term) not more than $100 per month for each space, payable concurrently with Base Monthly Rent to either the Landlord, or, at Landlord’s direction, to any entity operating the parking facility. The parties agree that if, at any time during the term of the Lease, the number of spaces rented by Tenant in a given month falls below 40 spaces, then Landlord shall have the right to reduce the number of guaranteed spaces for the next month to as little as 110% of the number of spaces used in the prior month. Landlord agrees to use reasonable efforts to accommodate Tenant’s request for parking spaces in addition to Tenant’s guaranteed amount. Landlord hereby covenants that so long as Tenant pays for 20 spaces or more Landlord shall provide a parking attendant for the Parking Area 7 days a week, during the hours of 8:00 am to 6:00 pm Monday through Friday and 10:00 am to 3:00 pm Saturday and Sunday. Landlord agrees that Tenant’s parking spaces shall be located in the Parking Area, except that, if at any point, Tenant requests an increase in spaces over the number it was using in the prior month, the new spaces may be located in the Dalziel Building to the extent that additional spaces are not available in the Parking Area, provided that, as spaces in the Parking Area become available, Tenant’s spaces will, if Tenant so requests, be moved to the Parking Area.

2.3 Commencement Date And Lease Term. Subject to Paragraph 2.4 below, the term of this Lease shall begin, and the Commencement Date shall be deemed to have occurred on the actual Delivery Date, as determined pursuant to Section 2.4 below. The term of this Lease shall in all events end on the Lease Expiration Date (as set forth in Article 1) unless extended or sooner terminated in accordance with the terms of this Lease. The Lease Term shall be that period of time commencing on the Commencement Date and ending on the Lease Expiration Date (the “Lease Term”).

2.4 Delivery Of Possession. Landlord shall deliver to Tenant possession of the Leased Premises on October 1, 2003.

2.5 Acceptance Of Possession. It is agreed that by occupying the Leased Premises, Tenant shall be deemed to have accepted same and to have acknowledged that the Leased Premises are in the condition called for hereunder, subject to reasonable punchlist items (to be identified by Tenant in a written notice to Landlord given within thirty (30) days of such occupancy) and latent defects.

2.6 Surrender Of Possession. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant’s equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Outside Areas, and shall vacate and surrender the Leased Premises to Landlord in as good condition, broom clean, as existed at the Commencement Date, damage by casualty or condemnation (which events shall be governed by Articles 10 and 11) and reasonable wear and tear excepted. Except for such reasonable wear and tear, Tenant shall (i) repair all damage to the Leased Premises, the exterior of the Building and the Outside Areas caused by Tenant’s removal of Tenant’s property, (ii) patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its employees to the roof, floor, interior or exterior walls or ceiling of the Leased Premises and the Building, whether such penetrations were made with Landlord’s approval or not, and (iii) repair all stained or damaged ceiling tiles, wall coverings and floor coverings if damage was caused by Tenant. Additionally, to the extent that Landlord shall have notified Tenant in writing at the time that particular improvements were completed that it desired to have certain improvements made by Tenant or at the request of Tenant removed at the expiration or sooner termination of the Lease, Tenant shall, upon the expiration or sooner termination of the Lease, remove any such improvements constructed or installed by Landlord or Tenant and repair all damage caused by such removal; provided however, Tenant shall not be required to remove any improvements installed prior to the Commencement Date. If the Leased Premises are not surrendered to Landlord in the condition required by this paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all reasonable costs incurred by Landlord in returning the Leased Premises to the required condition. Tenant shall pay to Landlord the amount of all reasonable costs so incurred within ten (10) days of Landlord’s billing Tenant for same. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, including, without limitation, any claims made by any succeeding Tenant or any losses to Landlord with respect to lost opportunities to lease to succeeding tenants.

ARTICLE 3

RENT, LATE CHARGES AND SECURITY DEPOSITS

3.1 Base Monthly Rent.

(a) Commencing on the Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefor, in advance on the first day of each calendar month, the amount set forth as Base Monthly Rent.

3.2 Additional Rent. In addition to the Base Monthly Rent for the Original Build-out Space, Tenant shall pay to Landlord as additional rent (the “Additional Rent”) the following amounts:

         (a) Landlord’s share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7.

        (b) Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and

        (c) Any amounts due Landlord from Tenant in the event Tenant leases space pursuant to its right of first refusal under Article 16.

        (d) Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

3.3 Landlord’s Termination Right or Rent Adjustment. In the event that as of June 1, 2009, the then Fair Market Rent (as defined and determined in accordance with Sections 15.3 and 15.4, below) of the Leased Premises is greater than the Base Monthly Rent due and payable under this Lease on such date, then Landlord shall have the right but not the obligation to require Tenant either (1) to agree to increase the Base Monthly Rent hereunder to the then Fair Market Rent of the Leased Premises, or (2) to terminate this Lease. On or before June 1, 2009 Landlord shall send a written notice to Tenant informing Tenant of Landlord’s estimate of the then Fair Market Rent. Following Tenant’s receipt of such notice, the then Fair Market Rent for the Leased Premises shall be determined in accordance with the terms of Section 15.3 below. Within ten (10) business days of the determination of the then Fair Market Rent for the Leased Premises, Tenant shall send a notice to Landlord evidencing its election to either agree to amend the Base Monthly Rent hereunder to be equal to the then Fair Market Rent, or to terminate this Lease on the date specified in Tenant’s notice, which shall be no later than 180 days following the date of such notice. Tenant’s failure to respond to Landlord’s notice shall be deemed to be Tenant’s election to accept the then Fair Market Rent.

3.4 Late Charge, And Interest On Rent In Default.. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Landlord from Tenant when the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to the amount set forth in Article 1 as the “Late Charge Amount,” and if any Additional Rent is not received by Landlord when the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to 3% of the Additional Rent not so paid; provided, however, that once but only once in any twelve (12) month period during the Lease Term, Tenant shall be entitled to written notice of non-receipt of Base Monthly Rent or Additional Rent from Landlord, and Tenant shall not be liable for any Late Charge Amount or other late charge hereunder if such installment of Base Monthly Rent or Additional Rent is received by Landlord within ten (10) days after Tenant’s receipt of such notice from Landlord. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of ten (10) calendar days after notice from Landlord, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said tenth day at the then maximum rate of interest not prohibited or made usurious by Law until paid.

3.5 Payment Of Rent. Except as specifically provided otherwise in this Lease, all rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have had Tenant failed to pay the Base Monthly Rent when due.

3.6 Rental Sharing. If at any point during the during the period from October 1, 2003 through March 31, 2009, Landlord shall have received an aggregate of $6,000,000 or more in rental payments (including operating expense pass-through expenses and similar payments) relating to the fifth (5th) floor space of the Leased Premises under the Original Lease, then from such point forward through March 31, 2009, Landlord shall pay to Tenant, within thirty (30) days of receipt, 25% of any amounts by which the aggregate rental payments, pass-through expenses and similar expenses collected by Landlord exceeds the sum of $6,000,000. Tenant shall have the right to inspect Landlord’s books and records to verify such amounts, upon giving reasonable notice to Landlord.

3.7 Security Deposit.

        (a) Tenant deposited a net amount of $300,000 with Landlord as the Security Deposit under the Original Lease (the $400,000 originally deposited less $100,000 returned to Tenant under the terms of the Original Lease). Concurrently with execution of this Lease Tenant shall increase the Security Deposit to a total of $900,000 by making an additional $600,000 deposit with Landlord, as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent.

        (b) Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Base Monthly Rent or Additional Rent or a late charge or interest on defaulted rent, or any other monetary payment obligation of Tenant under this Lease; (ii) to repair damage to the Leased Premises, the Building or the Outside Areas caused or permitted to occur by Tenant; (iii) to clean and restore and repair the Leased Premises, the Building or the Outside Areas following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2, and (iv) to remedy any other default of Tenant to the extent permitted by Law including, without limitation, paying in full on Tenant’s behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Leased Premises. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon demand, an amount in cash sufficient to restore the Security Deposit to the full original sum or shall replenish the letter of credit, if applicable. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord’s ordinary business and shall not be required to segregate it from Landlord’s general accounts. Tenant shall not be entitled to any interest on any cash Security Deposit held by Landlord. If Landlord transfers the Building or the Property during the Lease Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit.

ARTICLE 4

USE OF LEASED PREMISES AND OUTSIDE AREA

4.1 Permitted Use. Tenant shall be entitled to use the Leased Premises solely for the “Permitted Use” as set forth in Article 1 and for no other purpose whatsoever. Tenant shall have the right to vacate the Leased Premises at any time during the Term of this Lease, provided Tenant maintains the Leased Premises in the same condition as if fully occupied and as otherwise required by the terms of this Lease. Tenant shall have the right to use the Outside Areas in conjunction with its Permitted Use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever.

4.2 General Limitations On Use. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Outside Areas or the Property which does or could (i) jeopardize the structural integrity of the Building or (ii) cause damage to any part of the Leased Premises, the Building, the Outside Areas or the Property. Tenant shall not operate any equipment within the Leased Premises which does or could (i) injure, vibrate or shake the Leased Premises or the Building, (ii) damage, overload or impair the efficient operation of any electrical, plumbing, heating, ventilating or air conditioning systems within or servicing the Leased Premises or the Building, or (iii) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building. Tenant shall not (i) install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building or (ii) affix any equipment or make any penetrations or cuts in the floors, ceiling or walls of the Leased Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that it shall be reasonable for Landlord to withhold its consent if Tenant’s proposed installations or penetrations impact the structural integrity of the Building. Tenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Leased Premises, the Building, the Outside Areas or the Property. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property. Tenant shall not use any of the Outside Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Building, the Outside Areas or the Property.

4.3 Trash Disposal. Landlord shall provide trash bins or other adequate garbage disposal facilities within the trash enclosure areas provided or permitted by Landlord outside the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. All such trash, garbage and waste temporarily stored in such areas shall be stored in such a manner so that it is not visible from outside of such areas, and Landlord shall cause such trash, garbage and waste to be regularly removed from the Property. Tenant shall keep the Leased Premises in a clean, safe and neat condition and keep the Outside Areas (except the trash enclosure areas) free and clear of all of Tenant’s trash, garbage, waste and/or boxes, pallets and containers containing same at all times.

4.4 Signs. Other than business identification signs allowed pursuant to this Section, Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Outside Areas or the Property any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Leased Premises.

4.5 Compliance With Laws. Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws respecting the use and occupancy of the Leased Premises, the Building, the Outside Areas or the Property including, without limitation, all Laws governing the use and/or disposal of Hazardous Materials (except that Tenant shall not be responsible for any Hazardous Materials at the Leased Premises, the Building, the Outside Areas or the Property not introduced by Tenant, its agents, employees or invitees), and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to so abide, observe, or comply. Tenant’s obligations hereunder shall survive the expiration or sooner termination of this Lease.

4.6 Compliance With Insurance Requirements. With respect to any insurance policies required or permitted to be carried by Landlord in accordance with the provision of this Lease, copies of which have been or will, upon Tenant’s written request therefor, be provided to Tenant, Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Building, the Outside Areas or the Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord or Tenant pursuant to this Lease.

4.7 Landlord’s Right To Enter. Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Tenant reasonable notice and subject to Tenant’s reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Leased Premises to prospective purchasers, mortgagees or tenants; (iii) making necessary alterations approved by Tenant, additions or repairs; (iv) posting notices, and (v) performing any of Tenant’s obligations when Tenant has failed to do so beyond any applicable notice and cure period. Landlord shall have the right to enter the Leased Premises during normal business hours and during all reasonable times, subject to Tenant’s reasonable security measures, for purposes of supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall have the right to enter the Outside Areas during normal business hours for purposes of (i) inspecting the exterior of the Building and the Outside Areas; (ii) posting notices of nonresponsibility (and for such purposes Tenant shall provide Landlord at least thirty days’ prior written notice of any work to be performed on the Leased Premises); and (iii) supplying any services to be provided by Landlord. Any entry into the Leased Premises or the Outside Areas obtained by Landlord in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive of Tenant from the Leased Premises or any portion thereof. In exercising its rights under this Section, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Leased Premises and the Outside Areas.

4.8 Environmental Protection. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

        (a) As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinted biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

        (b) Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials by Tenant, its subtenants, their respective agents, employees, contractors or invitees (collectively, the “Tenant Parties”). Tenant shall not store, use or dispose of any Hazardous Materials except for diminimus amounts typically used in offices and/or those Hazardous Materials listed in a Hazardous Materials management plan (“HMMP”) which Tenant shall deliver to Landlord upon execution of this Lease and update at least annually with Landlord (“Permitted Materials”) which may be used, stored and disposed of provided (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable laws, (ii) such Permitted Materials shall be limited to the materials listed on and may be used only in the quantities specified in the HMMP, and (iii) Tenant shall provide Landlord with copies of all material safety data sheets and other documentation required under applicable Laws in connection with Tenant’s use of Permitted Materials as and when such documentation is provided to any regulatory authority having jurisdiction, in no event shall Tenant cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Building any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use and/or disposal of Hazardous Materials. If the presence of Hazardous Materials on the Leased Premises caused or permitted by Tenant results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination as required by Law, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials.

4.9 Reservations. Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and covenants, conditions and restrictions, so long as such easements, rights of way, dedications and covenants, conditions and restrictions do not materially and adversely affect the use of the Leased Premises by Tenant, materially and adversely affect Tenant’s parking rights, and do not prohibit any Permitted Use. Tenant agrees to execute any documents reasonably request by Landlord to effectuate any such easement rights, dedications, maps or covenants, conditions and restrictions.

ARTICLE 5

REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

5.1 Repair And Maintenance. Except in the case of damage to or destruction of the Leased Premises, the Building, the Outside Areas or the Property caused by an act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building, the Outside Areas, and the Property.

        (a) Tenant’s Obligations. Tenant shall, at all times during the Lease Term and at its sole cost and expense, continuously keep and maintain the Leased Premises, excluding all Improvements, but including alterations, fixtures and furnishings, in good order, condition and repair, subject to the provisions of this Article 5 and Article 10. At Landlord’s option, if Tenant fails to repair and maintain within a reasonable time following Landlord’s notice to Tenant that such repair and maintenance is necessary, Landlord may make such repair and maintenance. Within thirty (30) days of its receipt of Landlord’s invoice, Tenant shall pay to Landlord Landlord’s out-of-pocket costs incurred in connection with such repair and maintenance.

        (b) Landlord’s Obligation. Landlord shall at its sole cost and expense, (i) regularly clean and at all times during the Lease Term, maintain in good condition and repair all portions of the Property (including the Leased Premises) except those required to be maintained by Tenant pursuant to Section 5.1(a) above.

5.2 Utilities. Landlord shall provide at its sole cost and expense, adequate gas, water and electricity to the Leased Premises, provided that if Tenant requires HVAC after normal business hours (which shall be from 8:00 a.m. to 7:00 p.m., Monday through Friday, and from 9:00 a.m. to 1:00 p.m. on Saturdays) Landlord may charge Tenant $40.00 for the first hour for each zone for which after hours HVAC is requested, and $15.00 for each additional hour for each zone. Tenant shall be responsible for arranging for telephone service n Tenant’s own name, at Tenant’s sole cost and expense.

5.3 Security. Landlord shall provide, at its sole cost and expense, a security guard service, twenty four hours a day, seven days a week, to provide security for the Leased Premises, the Building, the Outside Areas and the Property. In addition, Landlord, at its sole cost and expense, shall provide escort services from the Leased Premises to parking spaces provided hereunder, if requested to do so by Tenant, but only on Monday through Friday after 7:00 p.m.

5.4 Janitorial. Landlord shall provide at its sole cost and expense, adequate janitorial services to the Leased Premises, Monday through Friday, consistent with customary and reasonable janitorial practices in class A office buildings in the San Francisco Bay area.

5.5 Energy And Resource Consumption. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Property and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

5.6 Limitation Of Landlord’s Liability. Landlord shall not be liable to Tenant for injury to Tenant, its employees, agents, invitees or contractors, damage to Tenant’s property or loss of Tenant’s business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) Landlord’s failure to provide security services or systems within the Property for the protection of the Leased Premises, the Building or the Outside Areas, or the protection of Tenant’s property or Tenant’s employees, invitees, agents or contractors, or (ii) Landlord’s failure to perform any maintenance or repairs to the Leased Premises, the Building, the Outside Areas or the Property until Tenant shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs (not to exceed thirty (30) days), or (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Outside Areas or the Property from whatever cause (other than to the extent caused by Landlord’s negligence or willful misconduct), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord).

ARTICLE 6

ALTERATIONS AND IMPROVEMENTS

6.1 By Tenant. This provision refers to alterations made to the Leased Premises after Tenant’s initial occupancy of the Leased Premises. Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Landlord shall have first approved, in writing, the plans and specifications therefor, which approval shall not be unreasonably withheld or delayed. Landlord’s approval shall be deemed given if not denied by Landlord in a written notice to Tenant delivered within fifteen (15) days following receipt of Tenant’s written request. Tenant’s written request shall also contain a request for Landlord to elect whether or not it will require Tenant to remove the subject alterations, modifications or improvements at the expiration or earlier termination of this Lease. If such additional request is not included, Landlord may make such election at the expiration or earlier termination of this Lease (and for purposes of Tenant’s removal obligations set forth in Section 2.6 above, Landlord shall be deemed to have made the election at the time the alterations, modifications or improvements were completed). All modifications, alterations or improvements, once approved by Landlord, shall be made, constructed or installed by Tenant at Tenant’s expense (including all permit fees and governmental charges related thereto), using a licensed contractor first approved by Landlord, in substantial compliance with the Landlord-approved plans and specifications therefor. All work undertaken by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least fifteen (15) days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder’s risk insurance in an amount satisfactory to Landlord in its reasonable discretion to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modification, alterations or improvements whatsoever to the Outside Areas or the exterior or structural components of the Building including, without limitation, any cuts or penetrations in the floor, roof or exterior walls of the Leased Premises (except to the extent Tenant has obtained Landlord’s approval pursuant to Section 4.2). As used in this Article, the term “modifications, alterations and/or improvements” shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like. Notwithstanding the foregoing, Tenant, without Landlord’s prior written consent, shall be permitted to make non-structural alterations to the Building, provided that: (a) such alterations do not exceed $7,500 individually, (b) Tenant shall timely provide Landlord the notice required, (c) Tenant shall notify Landlord in writing within thirty (30) days of completion of the alteration and deliver to Landlord a set of the plans and specifications therefor, either “as built” or marked to show construction changes made, and (d) Tenant shall, upon Landlord’s request, remove the alteration at the termination of the Lease and restore the Leased Premises to their condition prior to such alteration.

6.2 Ownership Of Improvements. All modifications, alterations and improvements made or added to the Leased Premises by Tenant (other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Tenant during the Lease. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord’s written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures, shall automatically become the property of Landlord and shall be surrendered to Landlord as part of the Leased Premises as required pursuant to Article 2, unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements in accordance with the provisions of Article 2, in which case Tenant shall so remove same. Landlord shall have no obligations to reimburse Tenant for all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord and/or at Landlord’s expense shall be deemed real property and a part of the Leased Premises and shall be property of Landlord. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant. Landlord shall have no lien or interest whatsoever in any of Tenant’s property or equipment located in the Leased Premises or elsewhere, and Landlord waives any such liens and interests.

6.3 Alterations Required By Law. Tenant shall make all modifications, alterations and improvements to the Leased Premises, at its sole cost, that are required by any Law because of (i) Tenant’s use or occupancy of the Leased Premises, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s making of any modifications, alterations or improvements to or within the Leased Premises.

6.4 Liens. Tenant shall keep the Property and every part thereof free from any lien, and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Property. If any such claim of lien is recorded against Tenant’s interest in this Lease, the Property or any part thereof, Tenant shall bond against, discharge or otherwise cause such lien to be entirely released within ten days after the same has been recorded. Tenant’s failure to do so shall be conclusively deemed a material default under the terms of this Lease.

ARTICLE 7

ASSIGNMENT AND SUBLETTING BY TENANT

7.1 By Tenant. Except in connection with a Permitted Transfer, Tenant shall not sublet the Leased Premises or any portion thereof or assign its interest in this Lease, whether voluntarily or by operation of Law, without Landlord’s prior written consent which shall not be unreasonably withheld. Any attempted subletting or assignment without Landlord’s prior written consent (except a Permitted Transfer), at Landlord’s election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this paragraph, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting by Tenant or any assignment of Tenant’s interest in this Lease. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

        (a) the proposed assignee or sublessee is a governmental agency;

        (b) the use of the Leased Premises by the proposed assignee or sublessee would involve occupancy by other than a Permitted Use as set forth in Article 1, would entail any alterations which would lessen the value of the leasehold improvements in the Leased Premises, or would require increased services by Landlord;

        (c) the financial worth of the proposed assignee does not meet the credit standards applied by Landlord at the time of the proposed assignment;

        (d) the proposed assignee or sublessee in the ten years prior to the assignment or sublease has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;

        (e) Landlord has experienced a previous default by or is in litigation with the proposed assignee or sublessee;

        (f) the use of the Leased Premises by the proposed assignee or sublessee will violate any applicable law, ordinance or regulation;

        (g) the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 7;

        (h) in the case of a subletting of less than the entire Leased Premises, if the subletting would result in the division of any floor of the Building into more than two subleased parcels or would require improvements to be made outside of the Leased Premises;

        (i) the proposed transferee is an existing tenant in the Building and the Landlord at that time has comparable available space for lease in the Building.

7.2 Merger, Reorganization, or Sale of Assets. Each of the following shall be deemed a voluntary assignment of Tenant’s interest in this Lease: (a) dissolution, merger, consolidation or other reorganization of Tenant; or (b) at any time that the capital stock of Tenant is not publicly traded on a recognized exchange, the sale or transfer in one or more transactions to one or more related parties of a controlling percentage of the capital stock of Tenant; or (c) or the sale or transfer of all or substantially all of the assets of Tenant. The phrase “controlling percentage” means the ownership of and the right to vote stock possessing more than fifty percent of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. Notwithstanding the foregoing, Tenant (or any Permitted Transferee, as defined herein) may, without Landlord’s prior written consent and without being subject to any of the provisions of this Article 7, including without limitation, Landlord’s right to recapture any portion of the Leased Premises, sublet the Leased Premises or assign this Lease to (individually, a “Permitted Transferee,” collectively, “Permitted Transferees”): (i) a subsidiary, affiliate, parent, division, entity or joint venture controlling, controlled by or under common control with Tenant; or (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) a purchaser of all or substantially all of the assets of Tenant; provided that either (1) Tenant shall remain primarily liable under the Lease (except in the event it is not the surviving entity in the merger) or (2) that any Permitted Transferee under (i), (ii) or (iii) above has a net worth equal to or greater than Tenant’s and does not have any contingent or off-balance sheet liabilities that make it less credit worthy than Tenant as of the date of this Lease. In the event any proposed assignee or subtenant under (i), (ii) or (iii) above has a net worth less than Tenant or has contingent or off-balance sheet liabilities that make it less credit worthy than Tenant, Landlord’s consent (pursuant to Section 7.1 above) shall be required and all of the terms and conditions of this Article 7 shall apply, except that Landlord shall not be entitled to terminate this Lease pursuant to Section 7.3, and Landlord shall not be entitled to any assignment consideration or excess rentals pursuant to Section 7.5 of this Lease. If any proposed assignee or subtenant under (i), (ii) or (iii) above does not qualify as a Permitted Transferee because it has a net worth which is less than Tenant or has contingent or off-balance sheet liabilities that make it less creditworthy than Tenant, then in the event Landlord nevertheless consents (pursuant to the provisions of Section 7.1 above) to such proposed assignee or subtenant, such proposed assignee or subtenant shall constitute a Permitted Transferee under this Lease.

7.3 Landlord’s Election. If Tenant shall desire to assign its interest under the Lease or to sublet all or any portion of the Leased Premises, except in connection with a Permitted Transfer Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, at least twenty (20) days in advance of the date it intends to so assign its interest in this Lease or sublet the Leased Premises but not sooner than one hundred eighty days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the property assignee’s or sublessee’s intended use of the Leased Premises, current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles) of such proposed assignee or sublessee, the form of documents to be used in effectuating such assignment or subletting and such other information as Landlord may reasonably request. Landlord shall have a period of twenty (20) days following receipt of such notice and the required information within which to do one of the following: (i) consent to such requested assignment or subletting subject to Tenant’s compliance with the conditions set forth in Paragraph 7.4 below, or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused, or (iii) in the case of an assignment of this Lease or sublet of any part of the Leased Premises for the remainder of the term, terminate this Lease. During such ten (10) day period, Tenant covenants and agrees to supply to Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee. Notwithstanding the foregoing, if Landlord elects to terminate the Lease as provided herein, Landlord shall notify Tenant thereof during such ten (10) day period and Tenant shall either (i) accept Landlord’s termination or (ii) rescind its request for consent to the assignment or subletting, in which case the Lease shall continue in full force and effect between Tenant and Landlord.

7.4 Assignment Consideration And Excess Rentals Defined. For purposes of this Article, including any amendment to this Article by way of addendum or other writing, the term “assignment consideration” shall mean all consideration to be paid by the assignee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit as consideration for such assignment, after deduction for reasonable leasing commissions and reasonable legal fees incurred by Tenant in connection with such assignment and, the cost of tenant improvements made by Tenant at Tenant’s sole cost and expense to prepare the Leased Premises for the assignee, but without deduction for any other costs or expenses. The term “excess rentals” shall mean all consideration to be paid by the sublessee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit for the sublease of the Leased Premises in excess of the rent due to Landlord under the terms of this Lease for the same period, after deduction for reasonable leasing commissions and reasonable legal fees incurred by Tenant in connection with such sublease and the cost of tenant improvements made by Tenant at Tenant’s sole cost and expense to prepare the Leased Premises for the subtenant, but without deduction for any other costs or expenses. Tenant agrees that sixty-five percent (65%) of any assignment consideration and/or excess rentals arising from any assignment or subletting by Tenant which is to be paid to Landlord pursuant to this Article now is and shall then be the property of Landlord and not the property of Tenant.

7.5 Payments. All payments required by this Article to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant’s assignee or sublessee makes each such payment to Landlord, Tenant or Tenant’s assignee or sublessee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

7.6 Effect Of Landlord’s Consent. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments of Tenant’s interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment or subletting.

ARTICLE 8

LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

8.1 Limitation On Landlord’s Liability And Release. Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord and its partners, principals, members, officers, agents, employees, lenders, attorneys, and consultants from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant, Tenant’s agents, employees, contractors or invitees, any damage to Tenant’s property, or any loss to Tenant’s business, loss of Tenant’s profits or other financial loss of Tenant resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage in or destruction of the Leased Premises, the Building, the Property or the Outside Areas, including without limitation (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Property, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises; (iv) the failure to provide security and/or adequate lighting in or about the Property, the Building or the Leased Premises, (v) the existence of any design or construction defects within the Property, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); (vii) the blockage of access to any portion of the Property, the Building or the Leased Premises, except that Tenant does not so release Landlord from such liability to the extent such damage was proximately caused by Landlord’s negligence, willful misconduct, or Landlord’s failure to perform an obligation expressly undertaken pursuant to this Lease after a reasonable period of time (not to exceed 15 days) shall have lapsed following receipt of written notice from Tenant to so perform such obligation. In this regard, Tenant acknowledges that it is fully apprised of the provisions of Law relating to releases, and particularly to those provisions contained in Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, Tenant hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Tenant, as of the date hereof, does not know of or suspect to exist in its favor.

8.2 Tenant’s Indemnification Of Landlord. Tenant shall defend with competent counsel satisfactory to Landlord any claims made or legal actions filed or threatened against Landlord with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party, occurring within the Leased Premises or resulting from Tenant’s use or occupancy of the Leased Premises, the Building or the Outside Areas, or resulting from Tenant’s activities in or about the Leased Premises, the Building, the Outside Areas or the Property, and Tenant shall indemnify and hold Landlord, Landlord’s partners, principals, members, employees, agents and contractors harmless from any loss liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent proximately caused by the negligence or willful misconduct of Landlord or Landlord’s failure to perform an obligation expressly undertaken pursuant to this Lease after a reasonable period of time not to exceed 15 days shall have lapsed following receipt of written notice from Tenant to so perform such obligation. This indemnity agreement shall survive the expiration or sooner termination of this Lease. The parties acknowledge that this paragraph has been the subject of negotiation.

ARTICLE 9

INSURANCE

9.1 Tenant’s Insurance. Tenant shall maintain insurance complying with all of the following:

        (a) Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following:

(i) Comprehensive general liability insurance insuring Tenant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Tenant’s use or occupancy of the Leased Premises, the Building, the Outside Areas or the Property, or resulting from Tenant’s activities in or about the Leased Premises or the Property, with coverage in an amount equal to Tenant’s Required Liability Coverage (as set forth in Article 1), which insurance shall contain a “broad form liability” endorsement insuring Tenant’s performance of Tenant’s obligations to indemnify Landlord as contained in this Lease.

15

(ii) Fire and property damage insurance in so-called “fire and extended coverage” form insuring Tenant against loss from physical damage to Tenant’s personal property, inventory, trade fixtures and equipment within the Leased Premises with coverage for the full actual replacement cost thereof;

(iii) Plate glass insurance, at actual replacement cost;

(iv) Pressure vessel insurance, if applicable;

(v) Workers’ compensation insurance and any other employee benefit insurance sufficient to comply with all laws; and

(vi) With respect to making of alterations or the construction of improvements or the like undertaken by Tenant, contingent liability and builder’s risk insurance, in an amount and with coverage reasonably satisfactory to Landlord.

        (b) Each policy of liability insurance required to be carried by Tenant pursuant to this paragraph or actually carried by Tenant with respect to the Leased Premises or the Property: (i) shall, except with respect to insurance required by subparagraph (a)(vi) above, name Landlord, and such others as are designated by Landlord, as additional insureds; (ii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord with Best’s ratings of at least A and XI; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to Landlord, and (vi) shall contain a so-called “severability” or “cross liability” endorsement. Each policy of property insurance maintained by Tenant with respect to the Leased Premises or the Property or any property therein (i) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to Landlord and (ii) shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Landlord, its partners, principals, members, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its partners, principals, members, officers, employees, agents and contractors.

        (c) Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid) or a certificate of the insurer certifying in form satisfactory to Landlord that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with not less than thirty days prior to the expiration or cancellation of the policies being renewed or replaced. Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article. If Landlord’s Lender, insurance broker, advisor or counsel reasonably determines at any time that the amount of coverage set forth in Paragraph 9.1(a) for any policy of insurance Tenant is required to carry pursuant to this Article is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount as Landlord’s Lender, insurance broker, advisor or counsel reasonably deems adequate.

9.2 Landlord’s Insurance. With respect to insurance maintained by Landlord:

        (a) Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in so-called “fire and extended coverage” form insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than six months. Such fire and property damage insurance, at Landlord’s election but without any requirements on Landlord’s behalf to do so, (i) may be written in so-called “all risk” form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; and/or (iv) may provide coverage for loss of rents for a period of up to twelve months. Landlord shall not be required to cause such insurance to cover any of Tenant’s personal property, inventory, and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises. Landlord shall use commercially reasonable efforts to obtain such insurance at competitive rates.

        (b) Landlord shall maintain comprehensive general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Three Million Dollars ($3,000,000). Landlord may carry such greater coverage as Landlord or Landlord’s Lender, insurance broker, advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Property.

        (c) Landlord may maintain any other insurance which in the opinion of its insurance broker, advisor or legal counsel is prudent in carry under the given circumstances, provided such insurance is commonly carried by owners of property similarly situated and operating under similar circumstances.

9.3 Mutual Waiver Of Subrogation. Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective partners, principals, members, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises or the Property which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

ARTICLE 10

DAMAGE TO LEASED PREMISES

10.1 Landlord’s Duty To Restore. If the Leased Premises, the Building or the Outside Area are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the same, as and when required by this paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.3 or by Tenant pursuant to Paragraph 10.4. If this Lease is not so terminated, then upon the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Outside Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Commencement Date. Landlord’s obligation to restore shall be limited to the improvements constructed by Landlord. Landlord shall have no obligation to restore any alterations made by Tenant to the Leased Premises or any of Tenant’s personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant shall forthwith replace or fully repair all of Tenant’s personal property, inventory, trade fixtures to like or similar conditions as existed at the time immediately prior to such damage or destruction.

10.2 Insurance Proceeds. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss of property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord’s property shall be paid to and become the property of Landlord, and all proceeds available from such insurance which cover loss to property which would only become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant. The determination of Landlord’s property and Tenant’s property shall be made pursuant to Paragraph 6.2.

10.3 Landlord’s Right To Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty days after the date of such damage or destruction:

        (a) The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction or by any peril which would have been covered by the insurance Landlord is required to maintain pursuant to Section 9.2 (an “Insured Peril”) to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds available from insurance actually carried by Landlord (or which Landlord was required to carry pursuant to Section 9.2(a) hereof) plus the amount of any deductible (up to a maximum amount of five percent (5%) of the replacement cost of the Building), plus any amount that the Tenant agrees in writing to contribute towards restoration, or (ii) fifty percent of the then actual replacement cost of the Building;

        (b) The Building is damaged by an uninsured peril, which peril Landlord was not required to insure against pursuant to the provisions of Article 9 of this Lease, provided, however, that, subject to the requirements of the holder of any deed of trust encumbering the Property, Landlord shall not have the right to terminate this Lease if Tenant notifies Landlord, within thirty (30) days after Tenant receives Landlord’s written notice of termination pursuant to this Section 10.3, that Tenant will pay for the cost of restoration of the Leased Premises, in excess of any insurance proceeds to be received by Landlord.

        (c) The Building is damaged by any peril and, because of the laws then in force, the Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for the same use being made thereof before such damage.

10.4 Tenant’s Right To Terminate. If the Leased Premises, the Building or the Outside Area are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within thirty (30) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

        (a) If the time estimated to substantially complete the restoration exceeds nine (9) months from and after the date the architect’s or construction consultant’s written opinion is delivered; or

        (b) If the damage occurred within twelve months of the last day of the then current Lease Term, unless at the time of damage or destruction, Tenant has an option to extend, in which case this Lease shall not terminate if Tenant elects to exercise its option to extend.

10.5 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 10.4 above, captioned “Tenant’s Right To Terminate”, are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1934, and accordingly, Tenant hereby waives the provisions of such Civil Code Sections and the provisions of any successor Civil Code Sections or similar laws hereinafter enacted.

10.6 Abatement Of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion in the degree to which Tenant’s use of the Leased Premises is impaired by such damage.

ARTICLE 11

CONDEMNATION

11.1 Tenant’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Tenant shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, or (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business, or (iii) or a portion of the Outside Area is taken such that the parking available to Tenant is reduced by more than thirty-five percent (35%), and the Landlord does not, within a reasonable period of time, provide alternative parking arrangements within a reasonable walking distance of the Leased Premises. Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises that is condemned is taken by the condemnor or (ii) the date Tenant vacated the Leased Premises.

11.2 Landlord’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Landlord shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business, or (iii) because of the laws then in force, the Leased Premises may not be used for the same use being made before such taking, whether or not restored as required by Paragraph 11.3 below. Any such option to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

11.3 Restoration. If any part of the Leased Premises or the Building is taken and this Lease is not terminated, then Landlord shall, to the extent not prohibited by laws then in force, repair any damage occasioned thereby to the remainder thereof to a condition reasonably suitable for Tenant’s continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1.

11.4 Temporary Taking. If a portion of the Leased Premises is temporarily taken for a period of one year or less and such period does not extend beyond the Lease Expiration Date, this Lease shall remain in effect. If any portion of the Leased Premises is temporarily taken for a period which exceeds one year or which extends beyond the Lease Expiration Date, then the rights of Landlord and Tenant shall be determined in accordance with Paragraphs 11.1 and 11.2 above.

11.5 Division Of Condemnation Award. Any award made for any taking of the Property, the Building, or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any portion of the award that is made specifically (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business or its moving costs, or (iii) for the value of any leasehold improvements installed and paid for by Tenant. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Superior Court of Alameda County to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.

11.6 Abatement Of Rent. In the event of a taking of the Leased Premises which does not result in a termination of this Lease (other than a temporary taking), then, as of the date possession is taken by the condemning authority, the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking.

11.7 Taking Defined. The term “taking” or “taken” as used in this Article 11 shall mean any transfer or conveyance of all or any portion of the Property to a public or quasi-public agency or other entity having the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Landlord of all or any portion of the Property to such an agency under threat of condemnation or the exercise of such power.

ARTICLE 12

DEFAULT AND REMEDIES

12.1 Events Of Tenant’s Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur:

        (a) Tenant shall have failed to pay Base Monthly Rent or any Additional Rent within three (3) days after notice from Landlord that such rent is past due provided, however, that such notice shall be concurrent with, and not in addition to, any notice required by applicable Laws; or

        (b) Tenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Leased Premises or the Building or the Outside Areas which is prohibited by the terms of this Lease or Tenant shall have failed to perform any term, covenant or condition of this Lease (except those requiring the payment of Base Monthly Rent or Additional Rent, which failures shall be governed by subparagraph (a) above) within thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same or within such longer period as is reasonably required in the event such default is curable but not within such thirty (30) day period, provided such cure is promptly commenced within such thirty (30) day period and is thereafter diligently prosecuted to completion; or

        (c) Tenant shall have sublet the Leased Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 7, whether voluntarily or by operation of law; or

        (d) Tenant or any Guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such Guarantor) or any property or asset essential to the conduct of Tenant’s (or such Guarantor’s) business, and Tenant (or such Guarantor) shall have failed to obtain a return or release of the same within thirty days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

        (e) Tenant or any Guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or

        (f) Tenant or any Guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant’s consent or over Tenant’s objection, Landlord may not terminate this Lease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty days after its original entry; or

        (g) Tenant or any Guarantor of this Lease shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar law which does not require the prior entry of a decree or order; or

        (h) Tenant shall have failed to pay any installment of the Termination Fee (as defined in the Termination Agreement), and such failure shall have remained uncured for ten (10) days following Tenant’s receipt of Landlord’s written notice of non-payment.

12.2 Landlord’s Remedies. In the event of any default by Tenant, and without limiting Landlord’s right to indemnification as provided in Article 8.2, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

        (a) Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the then maximum rate of interest not prohibited by law from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

        (b) Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim or damages therefor. Any termination under this subparagraph shall not relieve Tenant from its obligation to pay to Landlord all Base Monthly Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease:

(i) Appointment of a receiver or keeper in order to protect Landlord’s interest hereunder;

(ii) Consent to any subletting of the Leased Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

(iii) Any action taken by Landlord or its partners, principals, members, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Leased Premises on any action taken to relet the Leased Premises or any portion thereof for the account at Tenant and in the name of Tenant.

        (c) In the event Tenant breaches this Lease and abandons the Leased Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right and remedies provided by California Civil Code Section 1951.4 (“Landlord may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations”), as in effect on the Effective Date of this Lease.

        (d) In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the Effective Date of this Lease. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the maximum rate of interest then not prohibited by law shall be used where permitted. Such damages shall include, without limitation:

(i) The worth at the time of the award of the unpaid rent which had been earned at the time of termination;

(ii) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent; and

(iii) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises, (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise), (iii) broker’s fees allocable to the remainder of the term of this Lease, advertising costs and other expenses of reletting the Leased Premises; (iv) costs of carrying and maintaining the Leased Premises, such as taxes, insurance premiums, utility charges and security precautions, (v) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and releasing the Leased Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default.

        (e) In the event any rent check is returned for insufficient finds, by written notice to Tenant, Landlord may require the Tenant to pay its rent thereafter by wire transfer or cashiers check.

12.3 Landlord’s Default And Tenant’s Remedies. In the event Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had thirty (30) days following its receipt of such notice within which to perform such obligations; provided that, if longer than thirty (30) days is reasonably required in order to perform such obligations, Landlord shall have such longer period. In the event of Landlord’s default as above set forth, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

12.4 Limitation Of Tenant’s Recourse. If Landlord is a corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity, Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals of such business entity, and (ii) Tenant shall have recourse only to the property of such corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders or principals.

12.5 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 12.3 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.

ARTICLE 13

GENERAL PROVISIONS

13.1 Taxes On Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, caused by reason of or based upon Tenant’s estate in this Lease, Tenant’s ownership of property, improvements made by Tenant to the Leased Premises or the Outside Areas, improvements made by Landlord for Tenant’s use within the Leased Premises or the Outside Areas, Tenant’s use (or estimated use) of public facilities or services or Tenant’s consumption (or estimated consumption) of public utilities, energy, water or other resources (collectively, “Tenant’s Interest”). Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord’s property, the Building or the Property, or if the assessed value of the Building or the Property is increased by the inclusion therein of a value placed upon Tenant’s Interest, regardless of the validity thereof, Landlord shall have the right to require Tenant to pay such taxes, and if not paid and satisfactory evidence of payment delivered to Landlord at least ten days prior to delinquency, then Landlord shall have the right to pay such taxes on Tenant’s behalf and to invoice Tenant for the same. Tenant shall, within the earlier to occur of (a) thirty (30) days of the date it receives an invoice from Landlord setting forth the amount of such taxes, assessments, fees, or public charge so levied, or (b) the due date of such invoice, pay to Landlord, as Additional Rent, the amount set forth in such invoice. Failure by Tenant to pay the amount so invoiced within such time period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessments, fees or public charges so paid.

13.2 Holding Over. This Lease shall terminate without further notice on the Lease Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal nor extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Paragraph. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Leased Premises. Therefor, if Tenant fails to surrender the Leased Premises upon the expiration or termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims resulting from such failure, including, without limiting the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

13.3 Subordination To Mortgages. This Lease is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building or the Property and which are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. Landlord covenants to use its best efforts to obtain non-disturbance agreements from all holders of ground leases, mortgages and deeds of trust in effect as of the date of this Lease, in form reasonably satisfactory to Tenant, within sixty (60) days of the date of this Lease. If Landlord shall fail to obtain such non-disturbance agreements within such sixty (60) day period, Tenant shall have thirty (30) days within which to terminate this Lease by written notice to Landlord. Notwithstanding the foregoing, if the lessor under any such ground lease or any lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Landlord and such lessor or lender deems necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord’s ground leasing the land underlying the Building or the Property and/or encumbering the Building or the Property as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Lease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments reasonably requested by Landlord or by such lessor or lender as may be necessary or proper to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust, but only if such lessor or lender agrees to recognize Tenant’s rights under this Lease and agrees not to disturb Tenant’s quiet possession of the Leased Premises so long as Tenant is not in default under this Lease. If Landlord assigns the Lease as security for a loan, Tenant agrees to execute such documents as are reasonably requested by the lender and to provide reasonable provisions in the Lease protecting such lender’s security interest which are customarily required by institutional lenders making loans secured by a deed of trust provided that such documents do not materially increase Tenant’s obligations or diminish its rights or remedies under this Lease.

13.4 Tenant’s Attornment Upon Foreclosure. Tenant shall, upon request, attorn (i) to any purchaser of the Building or the Property at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building or the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building or the Property, or (iii) to the lessor under an underlying ground lease of the land underlying the Building or the Property, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant’s rights under this Lease.

13.5 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.

13.6 Estoppel Certificate. Each party (the “Responding Party”), within five business days following any request by the other party (the “Requesting Party”), will execute and deliver to the Requesting Party an estoppel certificate substantially in form attached as Exhibit E, (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to the Responding Party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by the Requesting Party, its Lender or prospective lenders, investors or purchasers. Landlord and Tenant intend that any statement delivered pursuant to this paragraph may be relied upon by any Lender or purchaser.

13.7 Tenant’s Financial Information. Tenant shall, within ten business days after Landlord’s request therefor, deliver to Landlord a copy of Tenant’s (and any guarantor’s) current publicly available financial statements and any such other publicly available information reasonably requested by Landlord regarding Tenant’s financial condition. Landlord shall be entitled to disclose such financial statements or other information to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Property, or any portion thereof or interest therein. Any such information which is marked “confidential” or “company secrets” (or is otherwise similarly marked by Tenant) shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this paragraph and then only if the person to whom disclosure is made first agrees to be bound by the requirements of this Section 13.7, unless the same becomes a part of the public domain without the fault of Landlord.

13.8 Transfer By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer so long as the Security Deposit (or the remaining amount of such Security Deposit after deductions made in accordance with Section 3.7 of this Lease) is transferred to the transferee (or returned to the Tenant) and the transferee has agreed to assume and perform all such obligations which may accrue after the date of such transfer and (ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Building or the Property.

13.9 Force Majeure. Subject to express provisions to the contrary set forth in this Lease, the obligations of each of the parties under this Lease (other than the obligations to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligations by reason of any strikes, lockouts or labor disputes; government restrictions, regulations, controls, action or inaction; civil commotion; or extraordinary weather, fire or other acts of God.

13.10 Notices. Any notice required or permitted to be given under this Lease shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and in all cases addressed as follows, and such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery) at the address specified below (or such other addresses as may be specified by notice in the foregoing manner) as indicated on the return receipt or air bill:

If to Landlord:	Rotunda Partners II 300 Frank H. Ogawa Plaza, 3rd Floor Oakland, CA 94612 Attention: Len Epstein

If to Tenant:	Prior to Commencement Date:

Scientific Learning Corporation
300 Frank H. Ogawa Plaza, Suite 500
Oakland, CA  94612

Attention: General Counsel

After the Commencement Date:

At the Leased Premises.

Attention: General Counsel

with a copy to:	Cooley Godward LLP One Maritime Plaza 20th Floor San Francisco, California 94111 Attention: Anna Pope

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery.

13.11 Attorneys’ Fees. In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Lease, to recover rent, to terminate this Lease, or to enforce, protect, determine or establish any term or covenant of this Lease or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys’ fees, expert witness fees, court costs and other reasonable expenses incurred by the prevailing party.

13.12 Definitions. Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning wherever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

        (a) Intentionally Deleted.

        (b) Intentionally Deleted.

        (c) Intentionally Deleted.

        (d) Intentionally Deleted.

        (e) Law. The term “Law” shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building or the Property, or any of them, in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district).

        (f) Lender. The term “Lender” shall mean the holder of any promissory note or other evidence of indebtedness secured by the Property or any portion thereof.

        (g) Private Restrictions. The term “Private Restrictions” shall mean (as they may exist from time to time) any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Property, the Building, the Leased Premises, or the Outside Areas.

        (h) Rent. The term “Rent” shall mean collectively Base Monthly Rent for the Leased Premises and any space which Tenant rents pursuant to its right of first refusal under Article 16 , and all Additional Rent.

13.13 General Waivers. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

13.14 Miscellaneous. Should any provisions of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term “party” shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Leased Premises are located. The captions in this Lease are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms “must,” “shall,” “will,” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Where Landlord’s consent is required hereunder, the consent of any Lender is also required. Landlord and Tenant shall both be deemed to have drafted this Lease, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Lease. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing such act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease.

ARTICLE 14

CORPORATE AUTHORITY
BROKERS AND ENTIRE AGREEMENT

14.1 Corporate Authority. Each individual executing this Lease on behalf of either party represents and warrants that such party is validly formed and duly authorized and existing, that it is qualified to do business in the State in which the Leased Premises are located, that it has the full right and legal authority to enter into this Lease, and that he or she is duly authorized to execute and deliver this Lease on its behalf in accordance with its terms.

14.2 Brokerage Commissions. Each party represents, warrants and agrees that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers (as named in Article 1) with respect to the lease by it of the Leased Premises pursuant to this Lease, agrees to indemnify, defend with competent counsel, and hold the other party harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of its agreement or promise (implied or otherwise) to pay such a commission or finder’s fee by reason of this Lease. Landlord shall pay the commission due to Brokers pursuant to a separate agreement between Brokers and Landlord

14.3 Entire Agreement. This Lease and the Exhibits (as described in Article 1), which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

14.4 Landlord’s Representations. Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Property, the Building or the Leased Premises, upon which Tenant relied in entering into the Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Leased Premises may be used for Tenant’s intended use under existing Law, or (ii) the suitability of the Leased Premises for the conduct of Tenant’s business and that Tenant relies solely upon its own investigations with respect to such matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord’s agent(s), if any, not contained in this Lease or in any Exhibit attached hereto.

ARTICLE 15

OPTIONS TO EXTEND

15.1 Options. So long as Scientific Learning Corporation (or a Permitted Transferee) is entitled to occupy the Leased Premises, and subject to the condition set forth in clause (b) below, Tenant shall have two options to extend the term of this Lease with respect to the entirety of the Leased Premises, the first for a period of five (5) years from the expiration of the last year of the Lease Term (the “First Extension Period”), and the second (the “Second Extension Period”) for a period of five (5) years from the expiration of the First Extension Period, subject to the following conditions:

        (a) Each option to extend shall be exercised, if at all, by written notice of exercise given to Landlord by Tenant not more than eighteen (18) months nor less than six (6) months prior to the expiration of the last year of the Lease Term or the expiration of the First Extension Period, as applicable;

        (b) Anything herein to the contrary notwithstanding, if Tenant is in default under any of the material terms, covenants or conditions of this Lease beyond any applicable notice and cure period, either at the time Tenant exercises either extension option or on the commencement date of the First Extension Period or the Second Extension Period, as applicable, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such option(s) to extend upon written notice to Tenant.

15.2 Fair Market Rent. In the event the applicable option is exercised in a timely fashion, the Lease shall be extended for the term of the applicable extension period upon all of the terms and conditions of this Lease, provided that the Base Monthly Rent for each extension period shall be 95% of the “Fair Market Rent” for the Leased Premises, determined as set forth below.

15.3 Determination. Within 30 days after receipt of Tenant’s notice of exercise, Landlord shall notify Tenant in writing of Landlord’s estimate of the Base Monthly Rent for the first year of the applicable extension period. For purposes hereof, “Fair Market Rent” shall mean the rent a willing tenant would be willing to pay for similar space in similar buildings in similar locations upon substantially the terms set forth in this Lease. Within 30 days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s estimate of Fair Market Rent or (ii) elect to arbitrate Landlord’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to give written notice of its election to require arbitration of Fair Market Rent within such 30-day period shall constitute acceptance of the Fair Market Rent for the applicable extension period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within 90 days after the date of Tenant’s election, subject to extension for an additional 30-day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Monthly Rent has been determined, Tenant shall pay Base Monthly Rent at the rate calculated by Landlord, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

15.4 Arbitration. In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of Oakland in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:

        (a) Tenant shall make demand for arbitration in writing within 30 days after service of Landlord’s determination of Fair Market Rent given under Paragraph 15.3 above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of similar office space in the San Francisco/Oakland area who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within 15 days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

        (b) In the event that two arbitrators are chosen pursuant to Paragraph 15.4(a) above, the arbitrators so chosen shall, within 15 days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such 15-day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Paragraph 15.4(a). In the event they are unable to agree upon such appointment within seven days after expiration of such 15-day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of 15 days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the Superior Court of the County of Alameda. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

        (c) Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within 15 days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

        (d) In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within 15 days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

        (e) The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

15.5 Improvement Allowance. Upon the commencement of any Extension Period, Landlord shall pay to Tenant an amount up to $10.00 per rentable square feet, which Tenant shall use pay or offset the costs to repaint and re-carpet the Leased Premises, which shall otherwise be undertaken at Tenant’s cost and expense.

ARTICLE 16

RIGHT OF FIRST REFUSAL

16.1 Right of First Refusal. So long as Scientific Learning Corporation (or a Permitted Transferee) is entitled to occupy the Leased Premises as of its exercise of the Right of First Refusal granted herein, and subject to the conditions set forth below, Tenant shall have an ongoing right of first refusal to lease from Landlord (the “Right of First Refusal”), all or portions of the 12,947 rentable square foot delineated on Exhibit B-1 as the 6th Floor Remainder Space (the “6th Floor Remainder Space”) and all the rentable square feet on the 5th Floor of the Building (the “Fifth Floor Space”):

        (a) At any time at which Landlord has a prospective tenant for the 6th Floor Remainder Space and/or the Fifth Floor Space, Landlord shall notify Tenant in writing (“Landlord’s Preliminary Notice”) and request that Tenant respond within three (3) business days and inform Landlord whether Tenant can say definitely that Tenant is not interested in such space. Landlord’s Preliminary Notice shall state the location(s) of the space, square footage(s) and rent(s) then being proposed by Landlord to the prospective tenant. If Tenant notifies Landlord that Tenant is definitely not interested in such space, Landlord may proceed to market the space and may enter into a lease of such space to any third party within the following one hundred and twenty (120) days without again offering such space to Tenant. If Tenant responds within the three (3) business day period and informs Landlord that Tenant may be interested in such space, then Landlord may proceed to market the space but shall be bound to offer the space to Tenant in accordance with the balance of this Section 16.1, including, without limitation, the obligation to provide Landlord’s Notice to Tenant prior to leasing the space to any third party.

        (b) The Right of First Refusal may be exercised, if at all, by one or a series of written notices of exercise given to Landlord by Tenant within five (5) business days following Tenant’s receipt of Landlord’s notice of its intent to lease either the 6th Floor Remainder Space or the Fifth Floor Space (the “Available Space”). This notice (the “Landlord’s Notice”) shall consist of a statement that the Landlord intends to lease the Available Space to a third party in the event Tenant does not exercise its Right of First Refusal and a statement of the principal terms of the intended lease, including all material financial terms. In the event Tenant shall have failed to notify Landlord within such period of its election to lease the Available Space, Tenant shall be deemed to have elected not to lease such Available Space, and Landlord shall be entitled to lease the space upon the same terms set forth in such offer to any third party;

        (c) Notwithstanding anything to the contrary contained herein, if Tenant is in default under any of the material terms, covenants or conditions of this Lease beyond any applicable notice and cure period at the time Tenant exercises the Right of First Refusal, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such Right of First Refusal upon notice to Tenant;

        (d) If both the Fifth Floor Space and the 6th Floor Remainder Space are offered to Tenant at the same time, Tenant may elect to lease both spaces or neither space.

16.2 Intentionally Deleted.

16.3 Intentionally Deleted.

16.4 Intentionally Deleted.

ARTICLE 17

INTENTIONALLY DELETED

17.1 Intentionally Deleted.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth.

Dated: October 7, 2003	LANDLORD: ROTUNDA PARTNERS II, a LLC in California By: /s/ Mark A. Moss —————————————— Mark A. Moss Managing Member

Dated: October 7, 2003	TENANT: SCIENTIFIC LEARNING CORPORATION, a Delaware corporation By: /s/ Robert C. Bowen —————————————— Robert C. Bowen CEO